Exhibit 15.1

October 3, 2007

The Board of Directors and Stockholders
McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-144496) and related Prospectus of McMoRan Exploration Co. related to the registration of $1,500,000,000 of debt and/or equity securities of our reports dated April 30, 2007 and August 6, 2007  relating to the unaudited condensed interim financial statements of McMoRan Exploration Co. that are included in its Forms 10-Q for the quarters ended March 31, 2007 and June 30, 2007.

Very truly yours,

/s/ Ernst & Young LLP